UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1−K

ANNUAL REPORT PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the year ended December 31, 2023

GelStat Corp.

(Exact name of issuer as specified in its charter)

Delaware	90-0075732
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

333 SE 2nd Avenue, Suite 2000, Miami, Florida 33131

(Full mailing address of principal executive offices)

(772) 212-1368

(Issuer’s telephone number, including area code)

Common Stock

Title of each class of securities issued pursuant to Regulation A

Use of Terms

Except as otherwise indicated by the context and for the purposes of this report only, references in this report to “we,” “us,” “our,” “our company,” “the company,” or “GelStat” refer to GelStat Corp., a Delaware corporation.

Special Note Regarding Forward Looking Statements

Certain information contained in this report includes forward-looking statements. The statements herein which are not historical reflect our current expectations and projections about our company’s future results, performance, liquidity, financial condition, prospects, and opportunities and are based upon information currently available to our company and our management and our interpretation of what is believed to be significant factors affecting the business, including many assumptions regarding future events.

Forward-looking statements are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. Actual results, performance, liquidity, financial condition, prospects and opportunities could differ materially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors.

These factors include, among other things:

•	Our ability to raise sufficient funding to support current operations and grow into new businesses and our dependence upon external sources for the financing of our operations;

•	our ability to attract or maintain a critical mass of users to accept our products in a cost-effective manner;

•	our limited operating history and an evolving and unpredictable business model that may never generate meaningful revenues. A purchaser of shares of common stock will have limited benefit in reviewing the company’s long-term prior performance;

•	the amount and nature of competition from companies in industrial security and controls automation marketplace;

•	our success establishing and maintaining contractual business arrangements;

•	our ability to raise capital to achieve sufficient scale and achieve growth and long-term profitabilty.

Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors and matters described in this report generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this report will in fact occur. Certain important risk factors that could cause actual results to differ materially from those in any forward-looking statements are described in the section labeled “Risk Factors” within the Company’s Offering Circular filed December 15, 2021, as the same may be amended or supplemented from time to time. Please also refer to “Recent Developments – Additional Risk Factor.”

Potential investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

ITEM 1. BUSINESS

The Company

We are a company dedicated to research and development, marketing, and branding of innovative advanced technology solutions. The Company’s strategy is to build shareholder value through organic growth and strategic acquisitions. GelStat plans to introduce new products and market those products to commercial, industrial and government customers. GelStat has introduced new products and services with applications in medium to high security correctional facilities and in manufacturing plants with high security and control requirements. GelStat also plans to diversify its business by seeking new opportunities in the chemical recycling markets by incorporating proven technologies that may be developed, licensed or acquired.

In March 2020, a new CEO was appointed. In July 2020, the CEO initiated operations with the purchase of inventory and leasing of office and warehouse space. In late 2020, the Company began reengaging with the capital markets and seeking additional financing for the purpose of restarting operations.

In January 2021, GelStat returned to OTC Markets by updating disclosure documents and initiating processes to resume public filings, business operations, and shareholder engagement. On June 22, 2021, the Company filed an amendment of its certificate of incorporation with the State of Delaware to increase its authorized common stock shares to 5,000,000,000. On July 6, 2021, the Company filed a certificate of designation to authorize 51 shares of Series A Preferred Stock, par value $0.01.

In December 2022, management developed a strategic plan to expand the Company’s offerings by seeking to develop or acquire a new business line in providing engineering services to commercial and government entities. The Company also engaged in discussions with product developers to evaluate the production and distribution of updates and replacements for its current product set although no plans were executed and the decision was taken to discontinue those operations and exit from that marketplace. The Company has also been in discussions with a European partner to  acquire the rights to a “waste to energy” technology for which a non-binding memorandum of understanding (“MOU”) was executed with this company during the first half of 2022. The MOU called for the payment of an initial license fee which has not been made at this time (and there is no obligation to pay or complete at this time) to secure certain exclusive rights to operate and distribute the technology in the United States. Due to the need for significant financing to develop the “waste to energy” technology, the signing of a binding, definitive agreement and development of this new business is on hold pending the ability to raise capital to support these expanded operations.

In March 2023, management, in conjunction with the Board of Directors, took the decision to terminate consumer healthcare operations and focus on the industrial security and energy businesses.

In May 2023, GelStat formed a new subsidiary company, GSAC Engineering Corporation (“GSACe” or “the Subsidiary”) with the goal of entering the market for engineered solutions initially focused on the industrial security marketplace and with a long-term goal of entering the market for waste recycling.

In July 2023, GelStat concluded negotiations with a third-party company to purchase some of the assets of that company that were engaged in advanced technology for industrial security.

Products

We currently offer the infrastructure and software solution “Intelligent Control Automation System” or “ICAS” which integrates control, telemetry, video, and communications in a seamless interface designed to control complex processes with limited human resources. ICAS has proven a reliable and robust solution with customers requiring medium to high levels of security and control, reducing training requirements, increasing management capacity, providing response automation, and overall allowing human resources to focus on higher-level decision-making and emergency response.

ICAS is designed to integrate modern and legacy technologies, providing our customers alternatives to enable full automation while avoiding a complete infrastructure overhaul. In addition to this flexibility, we have developed, and are continuing to develop, products and technologies to support requirements and mitigate vulnerabilities beyond the capabilities of the available solutions in the market. These technologies include:

•	Encrypted Control Device (ECD), a compact, multi-platform input/output solution designed to maintain secure control management when under the duress of compromised networks.
•	Variable Base Encryption Compression (VBEC), an efficient compression protocol to enable transmission of AES-256 encryption blocks fragmented into smaller length packets compatible with existing 2.4 GHz airwaves.
•	Specialized technologies to aid law enforcement and other security personnel, (“Officer Down Support”), a collection of devices designed to collectively ensure status and distress communications in radio dead zones created by reinforced building structures or environment isolation. Originally designed for law enforcement, the application can be deployed for rescue and other emergency response situations.

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The total addressable market (“TAM”) consists of thousands of correctional facilities and according to the U.S. Department of Justice (“U.S. Department of Justice Prisoners in 2022 – Statistical Tables”), there are over 1.2 million persons in state or federal prisons, distributed across 111 federal prisons, 1,155 state prisons 3,163 local jails as well as a small group of other facilities such as Indian County jails, immigration detention centers, civil commitment centers and state psychiatric hospitals.

The American criminal justice system holds a diverse population across federal, state, and local facilities, with varying levels of security and jurisdiction. The impact of automation solutions such as ICAS can be significant in managing these complex environments while addressing current staffing challenges. According to a survey conducted by the American Correctional Association (ACA) across 23 states (“Recruitment and retention of correctional staff, A national survey of challenges and strategies”), it was determined that the vacancy rates for correctional officers reached a high of 55% with turnover rates as high as 48%.

The Company believes that ICAS is uniquely positioned to address the needs of industrial customers seeking enhanced automation, robust controls, and heightened security offerings including:

•	Tailored Automation Solutions: ICAS offers customized automation solutions that align with the specific requirements of industrial processes. Whether it’s manufacturing, energy production, or logistics, ICAS adapts to the intricacies of each sector by integrating modern and legacy technologies, providing alternatives for full automation without necessitating a complete infrastructure overhaul.
•	Increased Efficiency and Productivity: Industrial facilities often grapple with complex processes that demand streamlined control. ICAS optimizes operations, reduces manual intervention, and accelerates decision-making. Automation translates to higher productivity, reduced downtime, and efficient resource utilization.
•	Enhanced Security Measures: ICAS prioritizes security at every level. Its features include Encrypted Control Devices (ECDs) and Variable Base Encryption Compression (VBEC) to safeguard critical data and communication. By mitigating vulnerabilities, ICAS ensures that industrial systems remain resilient against cyber threats and unauthorized access.
•	Flexibility and Integration: ICAS seamlessly integrates with existing infrastructure, allowing industrial customers to adopt automation without disrupting their current operations. Whether it’s legacy systems or cutting-edge sensors, ICAS bridges the gap, enabling gradual automation adoption.
•	Mitigating Human Resource Constraints: The shortage of skilled personnel in the total addressable market is a significant challenge. ICAS provides assistance by automating routine tasks, freeing up human resources for strategic decision-making and emergency response. Officer Down Support devices ensure status and distress communications even in radio dead zones, enhancing safety for personnel.

In summary, ICAS offers a complete solution that combines automation, security, and adaptability. By addressing the unique needs of industrial customers, ICAS empowers them to achieve operational excellence while maintaining a robust security posture.

The 2024 Homeland Threat Assessment (HTA) released on September 14, 2023, by the U.S. Department of Homeland Security (DHS) identifies a high risk of foreign and domestic terrorism in the United States. While the assessment doesn’t specifically enumerate the exact number of facilities, it highlights critical areas of concern such as Foreign and Domestic Terrorism, Border and Immigration Security, Foreign Misinformation, and Economic Security. While the exact number of facilities at high risk is not explicitly stated, the assessment underscores the need for vigilance, preparedness, and effective countermeasures across critical sectors.

GSAC Engineering current clients include correctional facilities, government buildings and hazardous chemicals facilities.

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Our Corporate Strategy

Our corporate strategy is to grow the business in the market for industrial engineered solutions. The rate of growth will be determined by our ability to adequately capitalize the Company, market the products and services we have developed and expand into additional markets such as the waste recycling. We took the decision to suspend the marketing of current natural pharmaceuticals due to a limited, aging product line and lack of sufficient capital to effectively develop, manufacture and market new or replacement products. Over the past year, the Company has sought to maximize available capital and management skillsets to seek new lines of business which can best capitalize on those assets.

To that end, over the past 24 months, management has been engaged in researching and developing two new lines of business focused on engineered services in the areas of “waste to energy” and industrial security applications. In 2023, the Company introduced the new division GSAC Engineering and related branding, to ultimately derive revenue and profitable operations from selling newly developed products and providing related services. Our focus will be to build operations and in addition to in-house developed software and technologies, we will also selectively seek to acquire and/or license related technologies. The Company was successful in acquiring certain assets of a third party company to support the establishment of our initial operations in the target market.

We intend to grow in the waste recycling market, specifically for the processing of certain plastics and recycling those into oil which can be resold to the petrochemical refining industry. We are engaged in negotiations with a European vendor of recycling technology and currently have a non-binding letter of intent to secure that technology to integrate into our operations. Negotiations are ongoing and dependent on capitalization of that business and securing a pilot site.

We will continue to maintain the intellectual property of our current offerings and will aim to develop additional technologies in support of our products and services.

The Company has ceased operations for the original natural pharmaceutical business and has no remaining inventory of those related products. The management team is now fully engaged in GSAC Engineering products and services and the long-term growth of that business.

Intellectual Property

Our engineering subsidiary owns certain intellectual property including custom software, bespoke micro technology and certain processes and methods which we may license in the future. We plan to license or acquire additional accretive technologies for the purposes of expansion in the industrial security marketplace and possible entry to the market for waste recycling.

Legal Proceedings

None.

Bankruptcies, Receiverships or Similar Proceedings

None.

Material Reclassifications, Mergers, Consolidations or Purchases or Sales of a Significant Amount of Assets Not in the Ordinary Course of Business

In July 2023 we concluded the purchase of certain assets from a third party company including system software, rights to branding of a security system and intangible assets including access to certain customers.

Research and Development

We are engaged in ongoing research and development for our engineering subsidiary in the area of industrial security. We are also pursuing certain technologies in the area of waste recycling, specifically the reconstitution of plastic waste into oil-based products that can be recycled into fuels, lubricants and other petroleum-based products.

As our portfolio of such products develops, we may consider patenting some or all of those technologies.

Employees

We have two full-time employees and three part-time contractors engaged in support of our current operations.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Until 2023, GelStat had been solely a consumer health care company dedicated to the cost-effective development and marketing of over-the-counter (OTC) and other non-prescription consumer health care products.

Starting in 2022, due to the lack of material success in its traditional market, GelStat management began evaluating business expansion strategies that would take it beyond its traditional market. These strategies included forming new divisions to utilize the current knowledge and expertise of its senior management in the areas of science, technology, engineering, and mathematics (STEM). During 2022, management was engaged in reviewing potential opportunities in the security management market, specifically for jail management and also a “waste to energy” technology that would encompass licensing and operating a proprietary technology currently available in Europe. (See “Recent Developments” below.)

Our primary source of working capital has been funds raised in the Regulation A+ offering, convertible notes and a revolving credit line provided by the Company’s Chairman. During 2023, we raised working capital through the issuance of two convertible notes in the amount of $165,000 for the purchase of certain assets from a third party company and an additional $120,000 from a shareholder along with the restructuring of a previous convertible note from that shareholder for a period of 24 months. In addition, our Chairman invested an additional $32,500 and agreed to restructure the revolving credit line into a new, 24 months convertible note for a total amount of $210,371 . The balance on that line of credit was $150,602  on December 31, 2023.

In previous reports the Company stated that if the current outbreak of the coronavirus continues to grow, the effects of such a widespread infectious disease and epidemic may inhibit our ability to conduct our business and operations and could materially harm our Company. We believe that during 2023, the COVID-19 pandemic has been largely mitigated with most, if not all, states returning to work in a manner consistent with pre-pandemic times although this has not been corroborated by any independent third party.

Following the discontinuation of our natural pharmaceutical operations, management took the decision to empty and close our warehouse in Stuart, Florida and made an agreement to terminate the lease early with the landlord. The landlord accepted a convertible note in the amount of $41,158 as full and final settlement of all past rent and early termination penalties.

In early 2023 GelStat, renegotiated a support contract for a number of government facilities, including correctional and administrative judicial buildings for a county in South Florida. Initially using originally installed third-party systems, GelStat personnel and contractors began the support of the facilities security systems, which were eventually included as part of the asset purchase from the third-party company. With the formation of GSAC Engineering Corporation (“GSACe”) as a wholly owned subsidiary, GSACe assumed control of the support operations and instituted regular, ongoing maintenance and support of the facilities. Late in 2023, GSACe began negotiations with a chemical production facility in Georga and now provides support services for their security systems . GelStat, through these initial efforts recorded first meaningful revenues for GelStat Corporation in several years.

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Recent Developments

New Division Formation

On March 8, 2023, the Company announced the formation of a new division, GSAC Engineering (“GSACe”). The new division plans to initially focus on developing innovative technology for the industrial security and renewable energy markets. In particular, the new division is pursuing two broad initiatives which include identifying technology that it plans to develop or acquire in support of new projects related to an industrial security system and the chemical recycling of plastic into fuel.

Management has significant experience and background in Engineering and related services including experience at different Fortune 500 industrial and technology companies. Such experience includes project implementation in information technology, industrial security, machine vision applications and other related technology fields.

The Company plans to acquire existing projects where a revenue stream can be quickly acquired. In addition, due to the extensive funding required to initiate the pilot project in the “waste to energy” market, the Company is currently negotiating to have the owner of the technology partially fund the initial pilot pending the identification of the first site which has not been accomplished at this time.

As discussed below, an offer was made to acquire  certain assets from a third party related to the Company’s plan to enter the industrial security market. The expectation was that the offer would be consummated with certain rights to ongoing or future identified revenue streams.

Offer to Acquire

On February 1, 2023, the Company entered into a binding memorandum of understanding with Duos Technologies, Inc  . (“Duos”), to acquire all of the assets related to its Intelligent Corrections Automation System (“iCAS”) including intellectual property for the associated software, trademarks as well as the support of any clients using the system none of which were under contract at the time. The deal was valued at $165,000 based on the value of a service contract with a client which was subsequently secured and the estimated value of the software acquired although this has not been independently valued. The seller accepted an offer which included payment by the issuance of a two-year convertible note with a conversion price of $0.003 per share, plus five-year warrants with a strike price of $0.01. The definitive agreements were agreed and the deal closed on July 1, 2023.

New Contracts

Prior to conclusion of the asset purchase agreement from Duos, GelStat, on behalf of the newly formed engineering division, GSAC Engineering, secured an annual support and services recurring revenue contract with a regional government entity in the state of Florida  covering multiple facilities. The agreement was renewed in early 2024.

In late 2023, the Company began providing technical support and installation services for a plant  in Georgia and was subsequently added to their approved vendor’s list.

Both clients are expected to provide revenues in 2024 and beyond and GSACe is currently pursuing additional customers for business growth in this market segment.

Additional Risk Factor

Our auditor has identified a material weakness in our internal control over financial reporting which could, if not remediated, result in material misstatements in our financial statements.

Although our auditor has concluded that our consolidated financial statements present fairly, in all material respects, the results of operations, financial position, and cash flows of our company and its subsidiaries in conformity with generally accepted accounting principles, our auditor has identified a material weakness in internal control over financial reporting related to the lack of segregation of accounting duties. Under standards established by the Public Company Accounting Oversight Board, a material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis.

We are initiating remedial measures including updates to our internal IT systems and identification of certain other processes which may be implemented to improve these controls within the spectrum of a very small staff. If our remedial measures are insufficient to address the material weakness, or if additional material weaknesses or significant deficiencies in our internal control over financial reporting are discovered or occur in the future, our consolidated financial statements may contain material misstatements, and we could be required to restate our financial results. If we are unable to successfully remediate this material weakness and if we are unable to produce accurate and timely financial statements, your investment in us may lose all or some of its value.

Principal Factors Affecting our Financial Performance

Our operating results are primarily affected by the following factors:

•	our ability to access additional capital and the size and timing of subsequent financings;

•	our ability to obtain funding required for the hiring of sales and marketing resources to expand the customer base;

•	the rate of progress and cost of development activities;

•	the ability to obtain additional funding to secure licensing and implement operations for our planned waste recycling business;

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Results of Operations for Years Ended December 31, 2023 and 2022

Revenues

Revenues in 2023 increased by 6,309% or $149,527 in comparison to $2,333 in 2022, mostly as a direct result of the transition of the business to engineering services and technology through its GSAC Engineering division. The large year over year growth rate is due to the new business acquired through moving from retail consumers to industrial and government customers. We expect to grow the revenues from these customers and add additional customers in 2024.

Cost of goods sold

Cost of goods sold decreased $17,576 during 2023 in comparison to 2022, as the result of the cessation of natural product sales and new GSAC Engineering revenues. Most of the revenues in 2023 were software and services and were recurring in nature leading to a high gross margin. GSACe maintained minimal staffing using independent contractors for support and management oversaw the implementation. As a result, total gross margin was $130,582 or 13,445.9% higher in 2023 than 2022.

Personnel Costs

Personnel costs for 2023 increased by $1,569 or 1.0% compared to 2022, primarily as a result of minor adjustments implemented throughout the year. Minimal staffing was engaged to oversee the closeout of the natural pharmaceutical product line and prepare for planned business expansion in 2023 and beyond.

Professional fees

Professional fees consist of costs attributable to consultants and contractors who primarily spent their time on legal, accounting, and business development. Such costs decreased $39,481 or 71.8% in 2023 compared to 2022 due to the much more stable corporate situation. The costs incurred were largely for compliance with federal, state, local and shareholder obligations. Most of the decrease was related to lower legal and audit fees.

Rent Expense

Rent expense decreased by $5,135 or 21.6% as a result of closing the warehouse location.

Selling, General and Administrative Expenses

Selling, general and administrative costs during 2023 were $87,041 in comparison to $41,549 in 2022.This 109.5% increase is mostly due to the impact of new installation and service activities associated with the new engineering operations and planned business expansion into new markets. We expect these numbers to continue to increase as we ramp up our planned business activities in 2024.

Stock Compensation

Stock compensation was $9,600 in 2023 compared to $244,625 the prior year as a result of the Company’s CEO and Board of Directors agreeing to take deferred compensation in restricted stock. The terms agreed were for a five-year “cliff vesting” as an incentive to remain with the Company. The stock would be forfeited in the event that the Executive or Board Member would resign but would immediately vest if the individual was terminated by the Company.

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Other expense/income, net

Other expense/income in 2023 was ($44,284) compared to 2022 where we had an expense  of ($233,159), a difference of $188,875 or lower by 81.0%. The difference was largely the result of an inventory impairment expense of ($75,061) due to the end-of-life of the inventory and the onetime offset of the PPP loan forgiveness in 2021 against a much higher interest expense in 2021.

Net loss

Net loss during 2023 decreased by $476,012 or 69.4% in comparison to the net loss incurred during 2022, primarily as a net result of increased revenue and reduced overall operating expenses.

On an earnings-per-share basis, we saw no material change in loss per share from ($0.00) in 2022 to ($0.00) in 2023.

Liquidity and Capital Resources for Years Ended December 31, 2023 and 2022

Short Term Liquidity

As of December 31, 2023, we had $25,313 in cash and $50,879 of total current assets, and $446,878 of current liabilities, resulting in a working capital deficit of $260,999, a significant improvement compared to $1,730 in cash and a working capital deficit of approximately $444,019 as of December 31, 2022. The improvement is as a result of restarting operations in 2023.

Net cash used in operating  activities was $106,289 for 2023 compared to net cash used of $172,376 for 2022. The decrease in net cash used in operating activities was largely attributed to a significant reduction in net operating losses additionally offset by stock compensation, accrued interest of note issuances and other accrued expenses.  While not yet profitable, the Company’s focus on growing revenues with controlling expenses is expected to yield ongoing improvements in operating cash flows and profits in future periods.

During the year, the Company’s non-Excutive Chairman provided $61,702 in short term liquidity of which $33,830 was repaid during the year. There was no net cash used for investing activities during 2023 or 2022.

Long Term Liquidity

Net cash provided by financing activities during 2023 was $129,872 and consisted of proceeds totaling $102,000 from a convertible note    with two-year terms, a further $61,702 from a related party line of credit, which was offset by repayments of $33,830 on that line of credit. Net cash by financing activities during 2022 was $106,967 and consisted of proceeds totaling $120,000 from two convertible notes with two-year terms which were offset by repayments of $13,033 to a loan from a related party.

We expect to see new revenues from planned business expansion into a new line of business in the areas of Engineering services including security and IT management and later from a new “waste to energy” project which is currently under development. We stress that these new business developments are contingent on our ability to meet working capital needs and raise additional debt and equity in capital markets.  Our revenues are still unpredictable and may not be sufficient to fund all our operational needs. Accordingly, we anticipate that we will have negative cash flow from our operations and, therefore, will have to raise additional capital in order to fund our operations in 2024.

During the years ended December 31, 2023, and 2022, the Company has taken on new debt in the form of a revolving line of credit from a related party, and the convertible notes described herein.

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On January 1, 2022  the Company entered into an arrangement with its non-Executive Chairman to roll-over certain short-term notes into a new note. The terms of the note are a five-year amortization with fixed payments each month. During 2023, the Company agreed with the holder to forgo certain payments and in some cases, the holder provided cash to support operations which increased the amount of the note. The holder continued this flexibility in 2023 in the form of a revolving credit line. The revolving credit line was renegotiated at the end of 2023 and in early 2024 was restructured into a long-term convertible note with an Original Issue Discount (OID), no additional interest accruing and regular principal payments to reduce the balance over time.

In addition to continuing to incur normal operating expenses, we intend to continue our research and development efforts for business development into areas beyond the Company’s traditional market. In addition to investments in new market development, the Company intends to further develop our sales, marketing and manufacturing programs associated with the commercialization of our products including possible acquisition of new technologies. We currently do not have sufficient capital on hand to fully fund these activities, which may negatively affect our future revenues.

On July 8, 2021, GelStat issued a one-year $59,444 convertible note and received $50,000 in proceeds after discount and fees. This note bears no interest and was due July 8, 2022. GelStat also issued 25,000,000 shares and a five-year warrant to purchase 5,944,444 shares as additional consideration for this note. On July 8, 2022, the Company notified the holder that it was unable to pay off this note and was given consideration in the form of a pledge to convert most or all of the balance of $59,444 plus penalties and interest into stock. Ultimately all of this debt was satisfied by conversions to stock.

Convertible Promissory Note

On February 23, 2022, the Company issued a $120,000 convertible note to an accredited investor. The note bears an interest rate of 0% per annum and is convertible into common stock of the Company at a fixed conversion rate of $0.003 per share of common stock. The holder of the note has the right to convert all or part of the principal and interest into common stock. The maturity date of the convertible note was February 26, 2024. In connection with the issuance of the convertible note, we issued a common stock purchase warrant to the same investor to purchase up to 10,000,000 shares of common stock. The common stock purchase warrant is exercisable through February 23, 2025 and exercisable at a rate of $0.003 per share of common stock. In late 2023, the holder of this note agreed to invest a further $120,000 and extend the original convertible note for two years. The total of these transactions translates to a new convertible note in the amount of $240,000 including OID of $40,000. This new note is convertible to the Company’s common stock at $0.0003/share and also provides a warrant to the investor of 150,000,000 shares convertible in common stock with a strike price of $0.001.

On July 22, 2022 the Company issued a further $20,000 convertible note to an accredited investor. The note bears an interest rate of 0% per annum and is convertible into common stock of the Company at a fixed conversion rate of $0.003 per share of common stock. The holder of the note has the right to convert all or part of the principal and interest into common stock. The maturity date of the convertible note is July 23, 2024. In connection with the issuance of the convertible note, we issued a common stock purchase warrant to the same investor to purchase up to 10,000,000 shares of common stock. The common stock purchase warrant is exercisable through July 23, 2025 and exercisable at a rate of $0.003 per share of common stock.

As noted above, based on budgeted revenues and expenditure, unless revenues increase significantly, we believe that our existing and projected sources of liquidity may not be sufficient to satisfy our cash requirements for the next twelve months. Accordingly, we will need to raise additional funds in 2024. The sale of additional equity securities will result in additional dilution to our existing stockholders. The sale of debt securities could involve substantial operational and financial covenants that might inhibit our ability to follow our business plan. Any additional funding that we obtain in a financing transaction is likely to reduce the percentage ownership of the Company held by our existing security-holders. The amount of this dilution may be substantial based on our current stock price and could increase if the trading price of our common stock declines at the time of any financing from its current levels. We may also attempt to raise funds through corporate collaboration and licensing arrangements. To the extent that we raise additional funds through collaboration and licensing arrangements, we may be required to grant licenses on terms that are not favorable to us. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain the needed additional funding, we may have to further reduce our current level of operations, or, may even have to totally discontinue our operations.

We are subject to many risks associated with early-stage businesses, including the above discussed risks associated with the ability to raise capital. Please see the section entitled “Risk Factors” in our Offering Circular for more information regarding risks associated with our business.

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If successful in our financing efforts, we believe the offering amount of proceeds along with projected new revenues, will satisfy our cash requirements to implement our plan of operations for the next twelve (12) months.

Trends Information

The Company closed its unprofitable natural pharmaceutical operations and is now pursuing Engineering products and services which it is believed provides a more viable path towards sustainable, profitable operations.

After examination of the skillsets currently available to us, we will continue to focus our efforts in the engineering products and services arena where we expect to achieve positive cashflow within the next twelve to twenty-four (12-24) months. We have acquired a product set from a third-party company previously mentioned and intend to focus on expanding that product which is already in production at an identified client in the industrial security arena, specifically a correctional facility.

In addition, we continue in early discussions with a number of waste management facilities to determine an initial site to initiate a pilot project for the processing of waste plastics into reformulate oil and by-products. At this time, we have not definitively concluded that a site will be made available to us, and the possibility exists that these initial discussions will not prove fruitful. We will continue to pursue both potential location and necessary financing and will update progress in future filings.

The Company has been evaluating the available skillsets within the organization and believes that the combination of Science, Technology, Engineering and Mathematics (STEM) skillsets currently available to it combines with market trends to use technology to bring highly productive products to the market. In particular, the availability to the Company of technologies in the industrial security and waste to energy space are fast growing markets and in which it can participate. Additionally, the continued push by the Federal Government into clean energy technologies indicates that this is likely to be a much more fruitful market for the Company to participate in in the future. The most significant recent trend has been the pursuit of the engineering services business and we have recently renewed the first contract to supply services for an existing industrial security system installed at a correctional institute. Although no additional orders have been secured at this time, management is engaged in discussions for upgrades to the system as well as replacement of certain components. If we are successful in securing additional business, this is expected to have a material positive effect on our revenues, income from continuing operations, profitability, liquidity and capital resources compared previous years.

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Regulatory Matters

None.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements.

Going Concern

Our independent auditor has expressed substantial doubt about our ability to continue as a going concern given our lack of operating history and the fact that we have had nominal revenues to date. Furthermore, our auditor identified material weaknesses. Our future is dependent upon our ability to obtain financing and upon our ability to develop new markets for future profitable operations. These factors raise substantial doubt that we will be able to continue as a going concern.

Regulation A Offering

We launched a Regulation A offering on December 18, 2021. To date, 33,333,333 shares of common stock were sold to one investor at a price of $0.003 per share. For the twelve months ended December 31, 2021, the amount raised pursuant to the Regulation A offering totaled $100,000, which we have used for working capital. We were not successful in raising additional amounts from the offering in 2022 and the current offering prospectus has now expired.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any.

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ITEM 3. DIRECTORS AND OFFICERS

Directors and Executive Officers

The following table sets forth the name and position of each of our current executive officers, directors and significant employees.

Name	Age	Position(s)	Term	Approximate hour per week for part-time employees
Javier G. Acosta	52	Director	January 2023 to December 2024*	Not applicable
		CEO	January 2023 to December 2024*	Not applicable
Adrian Goldfarb	67	Director	January 2023 to December 2024*	Not applicable
Cynthia Bell-Bucha		Director	January 2024 to December 2024*	Not applicable
Fei Kwong		Director	October 2023 to December 2024*	Not applicable
Jose M. Fernandez		Director	October 2023 to December 2024*	Not applicable

*Each office/position shall be held until the next annual meeting of the company’s stockholders in 2024.

Javier G. Acosta. Mr. Acosta combines over 10 years of experience in technology integration industries senior management, following a 16-year career in the automotive industry. Previously he had been involved in Duos Technology, Inc., a company in software development and technology integration, holding positions including Vice President of Sales and Marketing and Vice President of Operations. During 2018, he was the Lead Consultant for MotoDrive, a company involved in automotive manufacturing and distribution. From 2012 to 2018, he served as Operations Director with Organizacion Interamericana de Asesoria y Comercio, a company dedicated to industrial automation and control systems integration. He has an Engineering undergraduate degree from Universidad Iberoamericana.

Adrian Goldfarb. Mr. Goldfarb is a 40-year industry veteran with more than 30 years in information technology. He began his career with IBM as a financial specialist in an enterprise systems group focused on IT solutions in the oil industry. He has worked in marketing, operations and finance with both large and small organizations, including 10 years with a subsidiary of Fujitsu both at headquarters and European operations. For most of the past 20 years he has specialized in new ventures and early-stage organizations. From 1998 until 2002 Mr. Goldfarb was Managing Director of WSI Europe, a division of the Weather Channel turning long-time loss-making divisions to profitability. From June 2002 to December 2007, Mr. Goldfarb served on the Board of Directors of MOWIS GmbH, an Austrian-based Weather Technology Media company. He also served as their interim Chief Financial Officer and led the management team in securing seed capital to fund growth. MOWIS was acquired as a strategic new media portal in 2007 by one of Europe's largest media groups. From February 2008 through October 2012 Mr. Goldfarb served as Chief Financial Officer of Ecosphere Technologies, Inc. where he was instrumental in guiding the Company through its growth from $0.3 million in annual revenues in 2008 to more than $21 million in annual revenues in 2011.Since 2015, Mr. Goldfarb served as Chief Financial Officer for Duos Technologies Group with a number of achievements including a successful uplisting to Nasdaq. Following his retirement as CFO, he continued to serve as a Strategic Advisor to Duos Technologies Group , Inc. and subsequently has been reappointed as CFO. Mr. Goldfarb has a BA in Business specializing in Finance from Rutgers University in Newark, New Jersey.

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Cynthia Bell-Bucha. Ms. Bell-Bucha is a multi-faceted writer, editor, educator, strategist and project manager. Her diverse background includes teaching at the college level, chairing executive forums on international issues and managing a wide variety of projects from concept to completion. In addition to sitting on the Board of Directors of the World Affairs Council of Connecticut since 2009 and most recently, the Orange County Arts Council Organizations Committee, Bell-Bucha has worked for Steve Alpert Productions; Veterans Advantage PBC, TownVibe Publications, Iona College, Petersen Publishing, KIII Publishing, Paramount Global (formerly Viacom) and Voice of America.

Fei Kwong. Ms. Kwong is a marketing strategy and tactics expert holding leadership positions in Duos Technologies, where she has developed its iconic marketing and communications program from the company’s initial start-up stage thru its recent uplisting to NASDAQ  where she now oversees all corporate communications and investor relations. While previously at CT Miami/BLU she ran international operations including direct oversight of the company’s Asian offices and spearheaded the marketing, logistics, vendor management, and supply chain processes that allowed BLU products to be placed for retail sale in such marketplaces as Amazon and Walmart. Ms. Kwong is a graduate of the University of North Florida and is fluent in three languages and multiple dialects.

Jose M. Fernandez. Mr. Fernandez is an entrepreneur in the food industry providing services across several continents and a motivator of clean energy research and development helping foster novel renewable energy technologies in the US, Canada, Mexico and Spain. His previous investment projects include merging multiple green energy sources into a modular generator to combine solar, hydraulic, eolic and aerolic generation to match resource availability through time and season.

Family Relationships

Paul W. Bucha, our former director who elected to retire on December 31, 2023, is married to Ms. Cyntia Bell-Bucha who was appointed by the Board of Directors in January 2024 following Mr. Bucha’s retirement. There are no other family relationships between any director, executive officer, person nominated or chosen to become a director or executive officer or any significant employee.

Corporate Governance

The Company promotes accountability for adherence to honest and ethical conduct; endeavors to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission (the SEC) and in other public communications made by the Company; and strives to be compliant with applicable governmental laws, rules and regulations. The Company has not formally adopted a written code of business conduct and ethics that governs the Company’s employees, officers and Directors as the Company is not required to do so.

In lieu of an Audit Committee, the Company’s Board of Directors, is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results and effectiveness of the annual audit of the Company’s financial statements and other services provided by the Company’s independent public accountants. The Board of Directors, and the Chief Executive Officer of the Company review the Company’s internal accounting controls, practices and policies.

Committees of the Board

Our Company currently does not have nominating, compensation, or audit committees or committees performing similar functions nor does our Company have a written nominating, compensation or audit committee charter. Our Directors believe that it is not necessary to have such committees, at this time, because the Directors can adequately perform the functions of such committees.

Legal Proceedings

Our Directors/Officers have not been involved in any of the following events during the past ten years:

1.	bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his/her involvement in any type of business, securities or banking activities;

4.	being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

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6.	such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.	such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:(i) Any Federal or State securities or commodities law or regulation; or(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.	such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Ethics

We have not adopted a formal Code of Ethics. The Board of Directors evaluated the business of the Company and the number of employees and determined that since the business is operated by a small number of persons, general rules of fiduciary duty and federal and state criminal, business conduct and securities laws are adequate ethical guidelines. In the event our operations, employees and/or Directors expand in the future, we may take actions to adopt a formal Code of Ethics.

Shareholder Proposals

We do not have any defined policy or procedural requirements for shareholders to submit recommendations or nominations for Directors. The Board of Directors believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. We do not currently have any specific or minimum criteria for the election of nominees to the Board of Directors or any specific process or procedure for evaluating such nominees. The Board of Directors will assess all candidates, whether submitted by management or shareholders, and make recommendations for election or appointment.

A shareholder who wishes to communicate with our Board of Directors may do so by directing a written request addressed to our President, at the address appearing on the first page of this Form 1-K.

Compensation

Name	Capacities in which compensation was received	Cash Compensation	Other Compensation	Total Compensation
Javier Acosta(1)	Officer, Director
2023		125,000	$100,000	$2025,000
Adrian Goldfarb(2)(3)(4)	Director, Chairman
2023			$62,500	$62,500
Paul W. Bucha(2)(4)	Director
2023			$50,000	$50,000
Fei Kwong(2)(4)	Director
2023			$8,334	$8,334
Jose M. Fernandez(2)(4)	Director
2023			$8,334	$8,334

———————

(1)	Mr.

Acosta has a salary of $150,000 per annum which was partially paid and the balance deferred for cashflow purposes. In addition, Mr. Acosta received a $100,000 performance bonus in 2023, approved by the Board of Directors. An additional $125,000  sign-on bonus is considered in his new five year contract beginning January 1, 2024.    The Bonus was paid in stock with a five year “cliff vesting” provision where the stock is forfeited if Mr. Acosta resigns from the Company.

(2)	Starting in the first quarter of 2023, each independent director received compensation in the amount of $25,000 for one full year of service, paid in stock at the discretion of the Company, and the chairman of the board received an additional $12,500 paid in stock. All Board compensation was paid in stock with a five year “cliff vesting” provision where the stock is forfeited if the Director resigns from the Company.

(3)	Adrian Goldfarb received 5,000,000 warrants issued in connection with the November 2021 financing.

(4)	The aggregate annual compensation of the Company’s three independent directors as a group for the last fiscal year was $129,168, all of which was paid in restricted company stock with 5-year vesting.

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Summary of Compensation

Stock Option Grants

We have not granted any stock options to our executive officer(s) since our incorporation.

Employment Agreements

We have an employment agreement in place for the CEO.

Compensation Discussion and Analysis

Director Compensation

Our Board of Directors currently receive restricted stock with 5-year “cliff vesting” for their services as members of the Board of Directors. The Board of Directors reserves the right in the future to award the members of the Board of Directors additional cash or stock-based consideration for their services to the Company, which awards, if granted, shall be in the sole determination of the Board of Directors.

Executive Compensation Philosophy

Our Board of Directors determines the compensation given to our executive officers in their sole determination. Our Board of Directors reserves the right to pay our executive or any future executives a salary, and/or issue them shares of common stock issued in consideration for services rendered and/or to award incentive bonuses which are linked to our performance, as well as to the individual executive officer’s performance. This package may also include long-term stock-based compensation to certain executives, which is intended to align the performance of our executives with our long-term business strategies. Additionally, while our Board of Directors has not granted any performance based stock options to date, the Board of Directors reserves the right to grant such options in the future, if the Board in its sole determination believes such grants would be in the best interests of the Company.

Incentive Bonus

The Board of Directors may grant incentive bonuses to our executive officer and/or future executive officers in its sole discretion, if the Board of Directors believes such bonuses are in the Company’s best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives.

Long-term, Stock Based Compensation

In order to attract, retain and motivate executive talent necessary to support the Company’s long-term business strategy we may award our executive and any future executives with long-term, stock-based compensation in the future, at the sole discretion of our Board of Directors.

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ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth information regarding beneficial ownership of our voting stock as of February 23, 2024   (i) by each of our executive officers and directors who beneficially owns more than 10% of any class of our voting securities; (ii) by all of our executive officers and directors as a group; and (iii) by each person who is known by us to beneficially own more than 10% of any class of our voting securities. Unless otherwise specified, the address of each of the persons set forth below is in care of our company at 333, SE 2nd Ave, Suite 2000, Miami, FL 33131.

As of February 23, 2024, the members of the Board and the executive officers of the Company hold 49.62 percent of the issued and outstanding capital stock of the Company. Members of the Board, executive officers of the Company, and other persons owning ten percent or more of the Company’s issued and outstanding capital stock as a group include the following:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Common Stock Voting Percentage Beneficially Owned	Voting Shares of Preferred Stock	Preferred Stock Voting Percentage Beneficially Owned	Total Voting Percentage Beneficially Owned(1)
Executive Officers and Directors
Adrian Goldfarb	332,207,327	11.11%	15	29.41%	20.44%
Javier Acosta	904,489,104	30.25%	15	29.41%	29.82%
Cynthia Bell-Bucha	191,474,359	6.40%	7	13.73%	10.14%
Fei Kwong	27,780,000	0.93%	7	13.73%	7.46%
Jose M Fernandez	27,780,000	0.93%	7	13.73%	7.46%
10% Shareholders
none

———————

(1)	Assuming one share of preferred stock is equivalent to 61,026,660 votes.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The following includes a summary of transactions since the beginning of our 2023 year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 and one percent of the average of our total assets at year-end for the last two completed years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Item 3. Directors and Officers—Compensation of Directors and Executive Officers”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Other than disclosed herein, none of the members of the Board, the Company’s executive officers, or other affiliates have or will be involved in a material company transaction as of the date of this Form 1-K.

On January 1, 2022  we entered into a loan agreement with Adrian Goldfarb pursuant to which we have issued that certain Promissory Note in the principal amount of $132,285 with Adrian Goldfarb (the “Goldfarb Note”) which carries an annual interest rate of 10%. The note is subject to monthly payments of $4,835.37, Mr. Goldfarb has agreed to forego payments when sufficient cash is not available to make these payments and by request from the CEO, Mr. Goldfarb may increase the loan amount. The balance of this note as of December 31, 20232 and December 31, 202  3 was $150,602 and $117,236 respectively.

ITEM 6. OTHER INFORMATION

We have no information to disclose that was required to be in a report on Form 1-U  during the last six months of the year ended December 31, 2022, but was not reported.

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ITEM 7. FINANCIAL STATEMENTS

GELSTAT CORP.

FINANCIAL STATEMENTS

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924 W. 75th Street Suite 120 - 189 Naperville, IL 60565 +1 (815) 348-2421 omar@napercpa.com

INDEPENDENT ACCOUNTANT AUDIT REPORT

To the Management of GELSTAT CORPORATION

Opinion

We have audited the financial statements of GELSTAT CORPORATION (the “Company”), which comprise the Balance Sheet as of December 31, 2023 & December 31, 2022, the related Profit & Loss Statements, the related Statements of Cashflows, the related Statements of Shareholders’ Equity, and the related notes for the twelve- month periods then ended. (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 & December 31, 2022, and the results of its operations and its cash flows for the twelve-month periods then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

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•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Omar Alnuaimi

Omar Alnuaimi, CPA
Naperville, IL
April 25, 2024

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GELSTAT CORPORATION

STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2023	2022

Revenues	$149,527	$2,333

Cost of goods sold	18,945	1,369
Gross profit	130,582	964

Operating expenses:
Personnel costs	165,605	164,036
Legal, professional and consulting	15,518	54,999
Rent expense	18,645	23,780
Selling, general and adminstrative expenses	87,041	41,549
Stock compensation	9,600	244,625
Total operating expenses	296,409	528,989

Other income(expense):
Inventory Impairment	—	(75,061)
Interest expense	(41,763)	(165,446)
Other income (expense)	1,013	7,348
Total Other expense	(40,750)	(233,159)

Loss from continuing operations	(206,577)	(761,184)
Loss from discontined operations	(3,534)	—

Net loss	$(210,111)	$(761,184)

Net loss per common share - basic and diluted	$(0.00)	$(0.00)

Weighted average number of common shares outstanding - basic and diluted	1,304,469,561	621,860,636

The accompanying notes are an integral part of these financial statements.

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GELSTAT CORPORATION

BALANCE SHEET

	December 31,	December 31,
	2023	2022
Assets

Current Assets
Cash	$25,313	$1,730
Accounts receivable	23,266	80
Due from related party	2,300	2,300
Total Current Assets	50,879	4,110

Intangible Asset, net	135,000	—

Other assets:
Warehouse right of use	—	12,720
Security Deposits	—	2,000
	—	14,720

Total Assets	$185,879	$18,830

Liabilities and Stockholders’ Deficit

Current Liabilities
Accounts payable	$60,665	$76,003
Accrued expenses	285,232	259,732
Other current liabilities	24,031	25,185
Deferred revenue	10,477	—
Loans- related party - current portion	45,357	20,507
Warehouse lease liability -current portion	—	12,720
Convertible note payable, net of discount	21,116	68,702
Total Current Liabilities	446,878	462,849

Other Liabiltiies
Loans- related party- non current portion	150,602	117,236
Convertible notes payable - non current portion	366,892	144,000
Total Other Liabilities	517,494	261,236

Stockholders’ Deficit
Common stock, $0.01 par value, 5,000,000,000 shares authorized;
1,809,874,946 and 686,179,300 shares issued at December 31, 2023 and 2022, respectively	18,098,749	6,861,793
Additional paid-in-capital	1,960,742	12,668,256
Deferred stock Compensation	(392,568)	—
Accumulated deficit	(20,445,415)	(20,235,304)
Total Stockholders’ Deficit	(778,492)	(705,255)

Total Liabilities and Stockholders' Deficit	$185,879	$18,830

The accompanying notes are an integral part of these financial statements.

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GELSTAT CORPORATION

STATEMENT OF CASHFLOWS

	For the Year Ended December 31,
	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(210,111)	$(761,184)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of Intangible asset	15,000
Amortization of loan discount	32,627	76,088
Accrued interest of related party note	9,138	—
Accrued interest on convertible debt	—	—
Stock Compensation	9,600	244,625
Gain on Settlement	—	(6,225)
Changes in operating assets and liabilities:
Accounts receivable	(23,186)	12
Inventory	—	75,061
Employee advances	—	—
Accounts payable	25,820	20,456
Accrued expenses	25,500	89,362
Deferred revenue	10,477	76,018
Other current liabilities	(1,154)	13,412
Net cash used in operating activities	(106,289)	(172,375)

CASH FLOWS FROM FINANCING ACTIVITIES
Loan repayments- related party	(33,830)	(13,033)
Proceeds from related party loan	61,702	—
Proceeds from convertible note	102,000	120,000
Net cash provided by financing activities	129,872	106,967

Net increase (decrease) in cash	23,583	(65,408)

Cash - beginning of period	1,730	67,138

Cash - end of period	$25,313	$1,730

SUPPLEMENTARY DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$—	$—
Taxes	$—	$—

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Purchase of intangible assets by issuance of a convertible note	$150,000	$—

Conversion of accounts payable to common stock	$41,158	$—

Conversion of convertible note to common stock	$83,483	$—

Warrants issued to purchase assets	$22,155	$—

Warrants issued for debt conversion	$21,635	—

The accompanying notes are an integral part of these financial statements.

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GELSTAT CORPORATION

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2023 AND 2022

	Common Stock $0.01 Par Value		Additional Paid in	Deferred stock	Accumulated	Total Stockholders'
	Shares	Amount	Capital	Compensation	Deficit	Deficit
Balance December 31, 2021	$558,326,873	$5,583,268	$13,561,884	$—	$(19,474,120)	$(328,968)
Shares cancelled from settlement	(101,400,000)	(1,014,000)	1,014,000	—	—	—
Stock compensation	107,843,750	1,078,438	(815,406)	—	—	244,625
Warrant exercise	53,209,459	532,095	(532,095)	—	—	18,407
Shares issued to settle preferred stock note	16,666,667	166,667	(116,667)	—	—	50,000
Stock issued for debt conversion	51,532,551	515,326	(443,461)	—	—	71,865
Net loss for the year ended December 31, 2022	—	—	—	—	(761,184)	(761,184)
Balance December 31, 2022	$686,179,300	$6,861,793	$12,668,256	$—	$(20,235,304)	$(705,255)
Stock compensation	$139,487,180	$1,394,872	$(1,385,272)	$—	$—	$9,600
Deferred stock compensation	—	—	392,568	(392,568)	—	—
Stock issued for debt conversion	449,804,531	4,498,045	(4,414,562)	—	—	83,483
Warrants issued to purchase assets	—	—	22,156	—	—	22,156
Warrants exercised for debt conversion	534,403,935	5,344,039	(5,344,039)	—	—	—
Warrants issued for debt conversion	—	—	21,635	—	—	21,635
Net loss for the year ended December 31, 2023	—	—	—	—	(210,111)	(210,111)
Balance December 31, 2023	$1,809,874,946	$18,098,749	$1,960,742	$(392,568)	$(20,445,415)	$(778,492)

The accompanying notes are an integral part of these financial statements.

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GELSTAT CORPORATION

NOTES TO FINANCIAL STATEMENTS

For The Year Ended December 31, 2022

 NOTE 1 - Business

GelStat Corporation ("Company" or "GelStat") is a publicly traded company trading under the symbol “GSAC” that is engaged in research, development, marketing and branding of innovative advanced technology operations. The Company’s strategy is to expand through organic growth and strategic acquisitions.

On May 22, 2023 the Company formed GSAC Engineering Corporation, a wholly owned subsidiary of GSAC. The subsidiary is our division dedicated to developing innovative technologies for clean energy and industrial security. Our vision is to create a more sustainable and secure future for our customers and society. We are committed to integrating STEM (science, technology, engineering and math) into our processes and products, as we believe that STEM skills are essential for solving complex challenges and creating value in the 21st century. On June 29, 2023, GSAC Engineering acquired key intellectual property of Duos Technology Group, Inc. (see Note 4) to give the Company greater opportunities in this sector.

 NOTE 2- Liquidity and Going Concern

The financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company had a net loss of $210,111 and $761,184 for the years ended December 31, 2023 and 2022. The Company had an accumulated deficit of $20,445,415 and a stockholders’ deficit of $778,492 as of December 31, 2023, and used $106,289 and $172,375 in cash flow from operating activities for the years ended December 31, 2023 and 2022, respectively.

Management believes these conditions raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the date these financial statements are issued. The ability to continue as a going concern is dependent upon profitable future operations, positive cash flows, and additional financing.

Management intends to raise money through a new Regulation A Funding to be filed in 2024. During 2023 the Company raised $163,702 through the execution of convertible notes and from related parties and it intends to use the issuance of Convertible Notes in the foreseeable future to provide liquidity to support expanded operations. Such funds will enable the Company to develop and market its products and for its working capital needs. Management cannot provide any assurances that the Company will be successful in completing these undertakings and accomplishing any of its plans.

NOTE 3 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) under the accrual basis of accounting and include the accounts of its wholly owned subsidiary GSAC Engineering Corporation.

Management's Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. The Company’s significant estimates include, the valuation of realizability of intangible assets. Actual results could differ from these estimates

23

GELSTAT CORPORATION

NOTES TO FINANCIAL STATEMENTS

For The Year Ended December 31, 2022

Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk primarily consist of its cash. The Company places its cash with financial institutions of high credit worthiness. At times, its cash with a particular financial institution may exceed any applicable government insurance limits. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it is a credit counterparty, and as such, it believes that any associated credit risk exposures are limited.

Risks and Uncertainties

The Company is undertaking a new business venture that is inherently subject to significant risks and uncertainties, including financial, operational, technological and other risks that could potentially have a risk of business failure.

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash and equivalents.

Accounts Receivable

Accounts receivables are recorded at the invoiced amount and do not bear interest. As of December 31, 2023 and 2022, the Company did not record an allowance for uncollectible accounts.

Intangible Assets

Intangible assets are amortized on a straight-line basis over the estimated useful lives. The Company assesses the potential impairment to its intangible assets when events or changes in circumstances indicate that the carrying amount may not be recoverable.

Revenue Recognition

In accordance with ASC 606 revenue is recognized upon transfer of control of promised products and/or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products and services. The Company recognizes revenue from sales of services over the life of a contract (typically 12 months) beginning the first month after the contract is signed. At the time a contract is signed, service fees are recorded as deferred revenue and they are recognized as revenue ratably over the service period.

Cost of Revenue

Cost of revenues consists primarily of product costs and shipping and handling, which are directly attributable to the sale of services.

Advertising

Advertising costs, including the cost of promotional products, which totaled $5,760 and $7,492 for the years ended December 31, 2023 and 2022, respectively, are charged to operations when incurred.

Impairment of Long-Lived Assets

The Company accounts for impairment of long-lived assets in accordance with Accounting Standards Codification (“ASC”) 360, Property, Plant and Equipment, (“ASC 360”). Long-lived assets consist primarily of property, plant and equipment. In accordance with ASC 360, the Company periodically evaluates long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When triggering event indicators are present, the Company obtains appraisals on an asset-by-asset basis and will recognize an impairment loss when the sum of the appraised values is less than the carrying amounts of such assets. The appraised values, based on reasonable and supportable assumptions and projections, require subjective judgments. Depending on the assumptions and estimates used, the appraised values projected in the evaluation of long-lived assets can vary within a range of outcomes. The appraisals consider the likelihood of possible outcomes in determining the best estimate for the value of the assets. For the years ended December 31, 2023, and 2022, the Company did not record any impairment losses.

24

GELSTAT CORPORATION

NOTES TO FINANCIAL STATEMENTS

For The Year Ended December 31, 2022

Income Taxes

The Company accounts for income tax using Accounting Standard Codification (“ASC 740”) “Accounting for Income Taxes”, which requires the asset and liability approach for financial accounting and reporting for income taxes. Under this approach, deferred income taxes are provided for the estimated future tax effects attributable to temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases, and for the expected future tax benefits from loss carry-forwards and provisions, if any. Deferred tax assets and liabilities are measured using the enacted tax rates expected in the years of recovery or reversal and the effect from a change in tax rates is recognized in the statement of operations and comprehensive income in the period of enactment. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of, the deferred tax assets will not be realized.

 Stock Based Compensation

The Company applies the fair value method of ASC 718, Share Based Payment, in accounting for its stock-based compensation. This accounting standard states that compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period, if any. As the Company does not have sufficient, reliable, and readily determinable values relating to its common stock, the Company has used the stock value pursuant to its most recent sale of stock for purposes of valuing stock-based compensation.

Earnings or Loss per Common Share

Basic earnings or loss per share is calculated as the income or loss attributable to common stockholders divided by the weighted average number of shares outstanding during each period. Diluted earnings or loss per share is calculated by dividing the net income or loss attributable to common stock by the diluted weighted average number of shares outstanding during the year. Potentially dilutive securities are excluded from the computation if their effect would be anti-dilutive.

Recent Accounting Pronouncements

There are no other recent accounting pronouncements that are expected to have a material effect on the Company's financial statements.

NOTE 4 – Intangible Assets

On June 29, 2023, the Company acquired certain intellectual property of Duos Technology Group, Inc., a Florida corporation. The Company exchanged a note for $165,000 for the assets which were valued at $150,000.The differential of $15,000 was recorded as an original issue discount (OID). The Company estimated the useful life of the technology to be 5 years. For the year ended December 31, 2023, $15,000 Intangible asset amortization expense and $3,750 OID amortization expense were recorded.

25

GELSTAT CORPORATION

NOTES TO FINANCIAL STATEMENTS

For The Year Ended December 31, 2022

NOTE 5– Debt

Notes Payable

The Company’s notes payable relating to financing agreements classified as current liabilities consist of the following as of:

Notes Payable	December 31,2023	Interest rate	December 31,2022	Interest rate
Related party note payable	$195,958	10%	$137,742	10%
Less noncurrent portion	150,602		117,235
Current portion of related party note payable	$45,357		$20,507
Convertible notes, net of discount	$388,008	10%	$212,702	10%
Less noncurrent portion	366,892		144,000
Current portion of convertible notes	$21,116		$68,702

Related Party

The Company entered into an agreement with a related party on July 31, 2020, whereby the related party loaned the Company the aggregate principal amount of up to $78,750 in tranches, pursuant to a note, repayable on June 30, 2022. The note carried an annual interest rate of 12% and an Original Issue Discount (OID) of 5%. In addition, the Company issued warrants permitting the related party to purchase for cash 78,750,000 shares of the Company’s common stock at a price to be determined once sufficient authorized shares were available for issuance such that these shares did not exceed the amount of available authorized shares. On January 1, 2022, the note was modified to a principal balance of $132,285 along with $6,292 of accrued interest and the interest rate was modified to 10% per annum.

On September 1, 2023, the note was restructured through the assumption of two personal loans of the lender and a cash payment in the amount of $3,470, assumption of a total of $43,997 plus accrued interest, and a conversion of the remaining balance of $106,003 on terms to be determined. As of December 31,2023, the outstanding balance was $195,958 which includes the two personal loans totaling $22,312 and $12,572.

On January 1, 2024, the note was modified to a two-year convertible note in the amount of $210,371, convertible into Company Stock at $0.0004 per share and a warrant with a five-year term, exercisable into 131,481,963 common shares and an exercise price of $0.0004 per share. The modification includes a monthly payment of $1,250 pe month until maturity on December 31, 2025.

Convertible notes

On July 8, 2021, GelStat issued a one-year $59,444 convertible note and received $50,000 in proceeds after discount and fees. (The note bears no interest and was due July 8, 2022.) After the maturity date, the convertible note was revised to include the default fees of 150% of principal and interest, resulting in an increase of the total amount to $98,082. On various dates during the six months ended June 30, 2023, the Company converted $98,082 of debt into 482,248,977 shares at an average conversion price of $0.0002 per share of common stock. The Company also issued 25,000,000 shares and a five-year warrant to purchase 5,944,444 shares with an exercise price of $0.01 as additional consideration for this note. After the maturity date, the warrants were revised to increase the total purchase shares to 594,444,400 with the exercise price $0.0001. As of September 27, 2023, a total 538,738,480 warrants have been exercised at an exercise price of $0.0001 per share with proceeds totaling $53,874, resulting in the issuance of 534,403,935 shares of common stock.

On February 23, 2022, the Company issued a $120,000 convertible note at a discounted price of $100,000. The note bears an interest rate of 0% per annum and is convertible into common stock of the Company at a fixed conversion rate of $0.003 per share of common stock.  The holder of the note has the right to convert all or part of the principal and interest into common stock. The maturity date of the convertible note is February 26, 2024.  In connection with the issuance of the convertible note, the Company issued a common stock purchase warrant to the same investor to purchase up to 10,000,000 shares of common stock. The common stock purchase warrant is exercisable through February 23, 2025, at a rate of $0.003 per share of common stock. On August 17, 2023, the note was modified to a principal balance of $240,000 at a discounted price of $220,000, the sum of original issue discount (OID) is $40,000 with a conversion of $0.0004 with a maturity date of August 17, 2025. The company has granted an additional 25% warrant coverage on the new investment with a three-year term and $0.0004 strike price. The Company recorded note amortization of $13,750 and warrants issuance amortization of $4,057 for the year ended December 31,2023.

26

GELSTAT CORPORATION

NOTES TO FINANCIAL STATEMENTS

For The Year Ended December 31, 2022

On July 22, 2022, the Company issued 2,000,000 common stock purchase warrants in connection with the issuance of a convertible note in the amount of $24,000 and received $20,000 in proceeds after discount and fees. The common stock purchase warrant is exercisable through July 22, 2025, at a rate of $0.003 per share of common stock. The Company recorded note amortization of $1,997.26 for the year ended December 31,2023.

On June 14, 2023, the Company issued a two-year $41,158 convertible note to a vendor as a result of a settlement agreement for warehouse space. The note bears an interest rate of 0% per annum and is convertible into common stock of the Company at a fixed conversion rate of $0.003 per share of common stock.

As described in Note 4, the Company issued a two-year $165,000 convertible note which carries an original issue discount (OID) of 10%. The note bears an interest rate of 0% per annum and is convertible into common stock of the Company at a fixed conversion rate of $0.003 per share of common stock. In addition, the Company issued a five-year warrant permitting the seller to purchase up to 55,000,000 shares of common stock, at a rate of $0.01 per share of common stock. The warrant was valued using the Black-Scholes pricing model resulting in a fair value of $22,155 which will be amortized over the five-year term of the note using the straight-line method. The Company recorded note amortization of $3,750 and warrants issuance amortization of $5,539 for the year ended December 31,2023.

NOTE 6 – Accrued Salary

As of December 31, 2023 and 2022, the Company has accrued $285,232 and $164,036 in salary to its CEO.

On January 30, 2023, the Board of Directors approved a bonus is the amount of $100,000 payable in stock to its CEO and $198,000 in total to the members of the Board, $148,000 of such was paid in stock at the closing price on January 30, 2023, of $0.000975 per share, with vesting over 5 years. On February 15, 2023, the Company issued 139,487,180 shares of common stock.

On January 15, 2024, the Board of Directors ratified a previously awarded equity grant of 750,000,000 shares to its CEO and an aggregate 402,780,000 shares to its Board of Directors. All such shares are subject to 5-year vesting. As the result the Company recorded deferred stock compensation of $392,568 or approximately $0.0003 at December 31, 2023 and stock compensation expense of $9,600 for the shares that vested. On February 22, 2024, the Company issued 1,180,560,000 shares.

NOTE 7 – Warehouse Lease Agreement

On June 28, 2020, the Company entered into a warehouse and office lease agreement for 7554 SW Jack James Drive, Stuart, Florida. The lease started July 1, 2020 and expired on June 30, 2023. The right-to-use asset was $0 and $12,720 on December 31, 2023 and 2022, respectively.

NOTE 8– Shareholders’ Equity

 On February 14, 2023, the Company converted $13,600 of debt into 34,000,000 shares at a conversion price of $0.0004 per share of common stock.

On February 15, 2022, the Company issued 139,487,180 shares of common stock to execute stock-based compensation at $0.000975 per share for total proceeds of $136,000.

27

GELSTAT CORPORATION

NOTES TO FINANCIAL STATEMENTS

For The Year Ended December 31, 2022

On March 13, 2023, the Company converted $15,000 of debt into 42,857,143 shares at a conversion price of $0.0003 per share of common stock.

On March 31, 2023, the Company converted $10,400 of debt into 40,160,000 shares at a conversion price of $0.0003 per share of common stock.

On April 12, 2023, the Company converted $10,900 of debt into 44,672,131 shares at a conversion price of $0.0002 per share of common stock.

On April 13, 2023, the Company converted $9,600 of debt into 49,230,769 shares at a conversion price of $0.0002 per share of common stock.

On May 15, 2023, the Company converted $5,170 of debt into 51,700,000 shares at a conversion price of $0.0001 per share of common stock.

On May 22, 2023, the Company converted $5,400 of debt into 54,000,000 shares at a conversion price of $0.0001 per share of common stock.

On June 1, 2023, the Company converted $5,400 of debt into 54,000,000 shares at a conversion price of $0.0001 per share of common stock.

On June 8, 2023, the Company converted $5,900 of debt into 59,000,000 shares at a conversion price of $0.0001 per share of common stock.

On June 14, 2023, the Company converted $2,473 of debt into 20,184,490 shares at a conversion price of $0.0001 per share of common stock.

On August 17, 2023, the previous $120,000 note was modified to a principal balance of $240,000 at a discounted price of $220,000, the sum of original issue discount (OID) is $40,000 with a conversion of $0.0004. The maturity date of the convertible note is August 17, 2025. The Company has granted an additional 25% warrant coverage on the new investment with a three-year term and $0.0004 strike price. (See Note 5)

On September 1, 2023, the loan with related party was restructured through a combination of two personal loans of cash payment in the amount of $3,470, assumption of a total of $43,997 plus accrued interest, and a conversion of the balance of $106,003 with an original issue discount (OID ) of 20%. (See Note 5)

On July 19, 2023, 67,623,878 warrants were exercised at an exercise price of $0.0001 per share with proceeds of $6,762 and resulting in the issuance of 67,623,878 shares of common stock.

On July 27, 2023, 67,623,878 warrants were exercised at an exercise price of $0.0001 per share with proceeds of $6,762 and resulting in the issuance of 67,623,878 shares of common stock.

On August 4, 2023, 74,372,741 warrants were exercised at an exercise price of $0.0001 per share with proceeds of $7,437 and resulting in the issuance of 74,372,741 shares of common stock.

On August 15, 2023, 73,086,068 warrants were exercised at an exercise price of $0.0001 per share with proceeds of $7,309 and resulting in the issuance of 73,086,068 shares of common stock.

On August 25, 2023, 71,738,040 warrants were exercised at an exercise price of $0.0001 per share with proceeds of $7,174 and resulting in the issuance of 71,738,040 shares of common stock.

On September 1, 2023, 89,903,837 warrants were exercised at an exercise price of $0.0001 per share with proceeds of $8,990 and resulting in the issuance of 89,903,837 shares of common stock.

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On September 14, 2023, 94,390,038 warrants were exercised at an exercise price of $0.0001 per share with proceeds of $9,439 and resulting in the issuance of 94,390,038 shares of common stock.

On September 27, 2023, 55,705,920 warrants were exercised at an exercise price of $0.0001 per share with proceeds of $5,571 and resulting in the issuance of 44,564,736 shares of common stock.

NOTE 9 – Subsequent Events

On January 1, 2024, the Company restructured the related-party note to a two-year convertible note in the amount of $210,371, convertible into Company Stock at $0.0004 per share and a warrant with a five-year term, exercisable into up to 131,481,963 common shares and an exercise price of $0.0004 per share. The modification includes a monthly payment of $1,250 until maturity on December 31, 2025.

On January 15, 2024, the Board of Directors ratified a previously awarded equity grant of 750,000,000 shares to its CEO and an aggregate 402,780,000 shares to its Board of Directors. All such shares are subject to 5-year vesting. As the result the Company recorded deferred stock compensation of $392,568 or approximately $0.0003 at December 31, 2023 and stock compensation expense of $9,600 for the shares that vested. On February 22, 2024, the Company issued 1,180,560,000 shares.

End of Financial Statements

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ITEM 8: EXHIBITS

Exhibit Index

Exhibit No.	Description
2.1*	Certificate of Incorporation
2.2*	Certificate of Amendment to Certificate of Incorporation filed May 16, 2011
2.3*	Certificate of Amendment to Certificate of Incorporation filed June 22, 2021
2.4*	Bylaws
2.5*	Agreement of Merger and Plan of Merger and Reorganization between GelStat, a Minnesota corporation and GelStat Corporation, a Delaware corporation
2.6*	Certificate of Merger of Foreign Corporation into a Domestic Corporation
3.1*	Certificate of Designation of Series A Preferred Stock filed July 6, 2021
4.1*	Form of Subscription Agreement
4.2*	Security Agreement between Company and Quick Capital, LLC
4.3*	Common Stock Purchase Agreement between the Company and Accredited Investor dated February 23, 2022
4.4*	Convertible Promissory Note between the Company and Accredited Investor dated February 23, 2022
4.5*	Convertible Promissory Note between the Company and Accredited Investor dated July 22, 2022
4.6*	Common Stock Purchase Agreement between the Company and Accredited Investor dated July 22, 2022
4.7*	Common Stock Purchase Warrant dated August 17, 2023
4.8*	Convertible Note dated August 17, 2023
4.9*	Asset Purchase Agreement
4.10*	Duos Note
4.11*	Duos Warrant Agreement
4.12**	Employment Agreement between the Company and Javier G. Acosta
11.1**	Consent of Naper CPA Group

*   Previously filed

** Filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 7, 2024	GelStat Corp.

/s/ Javier Acosta
	Name:	Javier Acosta
	Title:	Chief Executive Officer
(Principal Executive Officer and Principal Financial and Accounting Officer)

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Adrian Goldfarb	Director	May 7, 2024
Adrian Goldfarb

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